EXHIBIT (10-3)

Summary of personal benefits available to certain officers and non-employee directors

ADDITIONAL PROGRAMS AVAILABLE TO CERTAIN OFFICERS AND NON-EMPLOYEE DIRECTORS

I. Certain Officer Programs

The following is a summary of programs that are available to employees at the President level or higher (“Eligible Employees”).

Financial Counseling

The Financial Counseling Program is a reimbursement program designed to address the special financial planning needs of Eligible Employees. The Company provides a one-time initial reimbursement of up to $12,500 for program set-up, to include initial consultations with tax and financial experts and tax and financial counseling for the initial year in which the employee participates in the program. Thereafter, the company reimburses Eligible Employees up to $8,500 annually for tax and financial counseling services.

The amounts described above are maximum reimbursement levels and may be used only for eligible expenses. Reimbursements may not be used for broker, portfolio management or similar fees, and the Company does not make cash payouts of any unused allowances.

Executive Physical

The Company will reimburse the cost of an annual physical examination for each Eligible Employee.

Personal Security

The Company provides personal security services such as home security systems/monitoring and secured workplace parking to the Chief Executive Officer, Chief Operating Officer, President-Global Business Units, Chief Financial Officer and the Vice-Chairs of the Company, at Company expense. In addition, The Global Human Resources Officer may approve personal security services to other Company Employees where appropriate, again at Company expense.

Spouse and Personal Travel

The Company holds two or three senior management meetings each year when executives are encouraged to bring a spouse (or significant other) in order to familiarize the spouse with the business issues and demands facing Eligible Employees and to meet other P&G employees and spouses. In these situations, the Company pays for reasonable air and ground transportation, sightseeing tours and similar activities, and other incidental costs. Other similar Company-paid travel is subject to approval by the head of the relevant Global Business Unit, the head of the Global MDO, or the Global Human Resources Officer, as appropriate.

While Company aircraft is generally used for Company business only, for security reasons the Chief Executive Officer is required to use Company aircraft for all air travel, including personal travel and travel to outside board meetings. While traveling on Company aircraft the Chief Executive may bring a limited number of guests to accompany him. If a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, the Chief Operating Officer, President-Global Business Units, Chief Financial Officer and the Vice-Chairs of the Company may use the aircraft for personal travel and guest accompaniment. These individuals may also use the Company aircraft for travel to outside board meetings. Outside boards typically provide some level of reimbursement to the Company for these trips. To the extent travel to outside board meetings or personal or guest travel results in imputed income to the executive, the Company does not provide gross-up payments to cover the executive’s personal income tax due on such imputed income.

Limited Local Transportation

To increase efficiency, Eligible Employees are provided limited local transportation within Cincinnati.

II. Non-Employee Director Programs

This paragraph summarizes a travel program available to spouses, significant others and family members (collectively, “Guests”) who accompany non-employee directors (“Directors”). The purpose of this program is to familiarize the Guests with the business issues and demands facing the Directors and to meet other Guests.

Generally, Guests are permitted to accompany Directors to regular Board meetings and other Board activities, so long as the Director is using Company aircraft and the Guests do not cause incremental aircraft costs. In addition, Directors are encouraged to bring a Guest to two Board meetings each year. With respect to these meetings, the Guests’ travel costs may be incremental and/or may involve commercial flights. The Company pays for these costs and arranges and pays for sightseeing tours and similar activities and other incidental costs for Directors and Guests while Directors attend both regular and off-site Board meetings.